Exhibit Number

99.1

COMMUNITY HEALTH SYSTEMS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On April 15, 2025, CHS/Community Health Systems, Inc. (“CHS”), a wholly-owned subsidiary of Community Health Systems, Inc. (the “Company”), and certain subsidiaries of CHS (the “CHS Selling Entities”), entered into a definitive purchase agreement, as amended (the “Purchase Agreement”), with subsidiaries of Ascension Health (the “Purchaser”), and Cedar Park Health System, L.P. (the “Joint Venture”), providing for the sale of the CHS Selling Entities’ 80% ownership interest in the Joint Venture, which owns and operates Cedar Park Regional Medical Center in Cedar Park, Texas, and related businesses (the “Facility”) (the transaction contemplated by the Purchase Agreement, the “Transaction”). On June 30, 2025, the Transaction was completed pursuant to the terms of the Purchase Agreement. The purchase price paid to the CHS Selling Entities in connection with the Transaction at closing on June 30, 2025, after giving effect to estimated working capital and other purchase price adjustments was $436 million in cash (subject to a post-closing working capital adjustment). In addition, contemporaneous with the closing of the Transaction, in connection with the balance of certain amounts due to the Joint Venture from CHS and in accordance with the terms of the Purchase Agreement, the CHS Selling Entities distributed approximately $23 million in cash (subject to a post-closing adjustment) to the Purchaser for their share of amounts owed to the Joint Venture by the CHS Selling Entities.

The Company has determined that the operations of the Facility that was divested in the Transaction do not meet the definition of discontinued operations pursuant to Financial Accountings Standards Board Accounting Standards Codification 205 (ASC 205), “Presentation of Financial Statements.”

The accompanying unaudited pro forma condensed consolidated balance sheet of the Company is presented as if the Transaction had occurred as of March 31, 2025. The estimated gain on sale in connection with the Transaction is reflected in the unaudited pro forma condensed balance sheet within accumulated deficit.

The accompanying unaudited pro forma condensed consolidated statement of loss for the three months ended March 31, 2025 and the year ended December 31, 2024 (collectively the “Pro Forma Periods”) includes certain pro forma adjustments to illustrate the estimated effect of the Company’s disposition, as if the Transaction had occurred on January 1, 2024. The amounts included in the historical columns represent the Company’s historical balance sheet and statement of loss for the Pro Forma Periods presented.

The accompanying unaudited pro forma condensed consolidated financial statements have been prepared in accordance with Article 11 of Regulation S-X and do not include all of the information and note disclosures required by generally accepted accounting principles of the United States (“GAAP”). Pro forma financial information is intended to provide information about the continuing impact of a transaction by showing how a specific transaction might have affected historical financial statements. Pro forma financial information illustrates only the isolated and objectively measurable (based on historically determined amounts) effects of a particular transaction, and excludes effects based on judgmental estimates of how historical management practices and operating decisions may or may not have changed as a result of the transaction. Therefore, pro forma financial information does not include information about the possible or expected impact of current actions taken by management in response to the Transaction, as if management’s actions were carried out in previous reporting periods.

The unaudited pro forma condensed consolidated financial information is subject to the assumptions and adjustments described in the accompanying notes. These assumptions and adjustments are based on information presently available. Actual adjustments may differ materially from the information presented. The unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of the Company for each period presented and in the opinion of the Company’s management, all adjustments and disclosures necessary for a fair presentation of the pro forma data have been made. These unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the results of operations or financial condition that would have been achieved had events reflected been completed as of the dates indicated, and may not be useful in predicting the impact of the Transaction on the future financial condition and results of operations of the Company due to a variety of factors. These unaudited pro forma condensed consolidated financial statements and the notes thereto should be read in conjunction with the Company’s financial statements for the three months ended March 31, 2025, included in the Company’s Quarterly Report on Form 10-Q filed on April 24, 2025, and the Company’s financial statements for the year ended December 31, 2024, included in the Company’s Annual Report on Form 10-K filed on February 19, 2025.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
(In millions)

	March 31, 2025
		Pro Forma
	As Reported	Adjustments		Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$431	$413	a	$844
Patient accounts receivable	2,326	(35)	b	2,291
Supplies	328	(6)	b	322
Prepaid expenses and taxes	261	(1)	b	260
Other current assets	61	(2)	b	59
Total current assets	3,407	369		3,776
Property and equipment	9,200	(197)	b	9,003
Less accumulated depreciation and amortization	(4,458)	95	b	(4,363)
Property and equipment, net	4,742	(102)		4,640
Goodwill	3,785	(181)	b	3,604
Deferred income taxes	13	-		13
Other assets, net	1,943	(11)	b	1,932
Total assets	$13,890	$75		$13,965

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Current maturities of long-term debt	$29	$-		$29
Current operating lease liabilities	112	(1)	b	111
Accounts payable	974	(8)	b	966
Income tax payable	96	50	c	146
Accrued liabilities:
Employee compensation	478	(4)	b	474
Accrued interest	198	-		198
Other	483	(1)	b	482
Total current liabilities	2,370	36		2,406
Long-term debt	11,303	-		11,303
Deferred income taxes	205	-		205
Long-term operating lease liabilities	535	(5)	b	530
Other long-term liabilities	806	(1)	b	805
Total liabilities	15,219	30		15,249
Redeemable noncontrolling interests in equity of consolidated subsidiaries	364	-		364
STOCKHOLDERS’ DEFICIT
Community Health Systems, Inc. stockholders’ deficit:
Preferred stock	-	-		-
Common stock	1	-		1
Additional paid-in capital	2,176	-		2,176
Accumulated other comprehensive loss	(7)	-		(7)
Accumulated deficit	(4,093)	93	d	(4,000)
Total Community Health Systems, Inc. stockholders’ deficit	(1,923)	93		(1,830)
Noncontrolling interests in equity of consolidated subsidiaries	230	(48)	b	182
Total stockholders’ deficit	(1,693)	45		(1,648)
Total liabilities and stockholders’ deficit	$13,890	$75		$13,965

Unaudited Pro Forma Condensed Consolidated Statement of Loss
(In millions, except per share amounts)

	Three Months Ended March 31, 2025
		Pro Forma
	As Reported	Adjustments		Pro Forma
Net operating revenues	$3,159	$(45)	e	$3,114
Operating costs and expenses:
Salaries and benefits	1,372	(18)	e	1,354
Supplies	489	(6)	e	483
Other operating expenses	865	(13)	e	852
Lease cost and rent	68	(1)	e	67
Depreciation and amortization	105	(2)	e	103
Impairment and (gain) loss on sale of businesses, net	(24)	-		(24)
Total operating costs and expenses	2,875	(40)	e	2,835
Income from operations	284	(5)		279
Interest expense, net	219	-		219
Gain from early extinguishment of debt	-	-		-
Equity in earnings of unconsolidated affiliates	(2)	-		(2)
Income before income taxes	67	(5)		62
Provision for income taxes	42	(1)	c	41
Net income	25	(4)		21
Less: Net income attributable to noncontrolling interests	38	(1)	e	37
Net loss attributable to Community Health Systems,
Inc. stockholders	$(13)	$(3)		$(16)
Loss per share attributable to Community
Health Systems, Inc. stockholders:
Basic	$(0.10)			$(0.12)
Diluted	$(0.10)			$(0.12)
Weighted-average number of shares outstanding:
Basic	133			133
Diluted	133			133

Unaudited Pro Forma Condensed Consolidated Statement of Loss
(In millions, except per share amounts)

	Year Ended December 31, 2024
		Pro Forma
	As Reported	Adjustments		Pro Forma
Net operating revenues	$12,634	$(196)	e	$12,438
Operating costs and expenses:
Salaries and benefits	5,418	(75)	e	5,343
Supplies	1,946	(25)	e	1,921
Other operating expenses	3,642	(49)	e	3,593
Lease cost and rent	299	(5)	e	294
Depreciation and amortization	486	(7)	e	479
Impairment and (gain) loss on sale of businesses, net	301	(143)	d	158
Total operating costs and expenses	12,092	(304)		11,788
Income from operations	542	108		650
Interest expense, net	860	-		860
Gain from early extinguishment of debt	(25)	-		(25)
Equity in earnings of unconsolidated affiliates	(10)	1	e	(9)
Loss before income taxes	(283)	107		(176)
Provision for income taxes	79	44	c, d	123
Net loss attributable to Community Health Systems,	(362)	63		(299)
Less: Net income attributable to noncontrolling interests	154	(10)	e	144
Net loss attributable to Community Health Systems,
Inc. stockholders	$(516)	$73		$(443)
Loss per share attributable to Community
Health Systems, Inc. stockholders:
Basic	$(3.90)			$(3.36)
Diluted	$(3.90)			$(3.36)
Weighted-average number of shares outstanding:
Basic	132			132
Diluted	132			132

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following items resulted in adjustments in the unaudited pro forma condensed consolidated financial information:

a)
Adjustment represents cash consideration received from the sale of the Facility of approximately $436 million, net of the distribution of amounts due to the Joint Venture from CHS of approximately $23 million.
b)
Adjustments represent the elimination of assets and liabilities held for sale attributable to the Facility.
c)
Adjustments represent the impact to income taxes associated with the sale of the Facility. The benefit for the three months ended March 31, 2025, relates to the elimination of revenues, costs and expenses set forth in Note (e). For the twelve months ended December 31, 2024, a benefit of approximately $6 million related to the elimination of revenues, costs and expenses set forth in Note (e) is offset by income tax expense of approximately $50 million related to the sale. The estimated tax effect of pro forma adjustments is calculated at the statutory rate for the respective period adjusted for discrete impacts including changes in valuation allowances.
d)
Adjustments reflect a $143 million pre-tax gain ($93 million after tax) on sale of the Facility calculated as follows:

Cash received	$436
Less: Cash paid for distribution to noncontrolling investor in joint venture	(23)
Less: Carrying value of the Facility	(89)
Less: Goodwill allocated to sale of the Facility	(181)
Pro forma gain before income taxes	143
Provision for income taxes	(50)
Pro forma net gain on sale of the Facility	$93

e)
Adjustments reflect the elimination of revenues, costs and expenses directly attributable to the Facility. Adjustments do not include certain general corporate overhead costs previously allocated to the Facility that will have a continuing effect on the Company post-closing.